EXHIBIT 10.3

Amended and Restated Employment Agreement

THIS AMENDED AND RESTATED AGREEMENT is made as of August 4, 2023 (the “Agreement”) and amends and replaces in its entirely the employment agreement between the Company (as defined below) and the Employee (as defined below) made as of June 14, 2019, as amended on March 19, 2021 and April 12, 2022 (the “Old Employment Agreement”);

Between:

EDESA BIOTECH INC., a company incorporated pursuant to the laws of the Province of British Columbia (hereinafter referred to as “the Employer” or “the Company”)

AND

Pardeep Nijhawan of the City of Markham, in the Province of Ontario (hereinafter referred to as the “Employee”)

WHEREAS the Employer and the Employee wish to amend and restate the terms and conditions of the Old Employment Agreement;

AND WHEREAS the Employee confirms that he has the skills and knowledge to perform the duties of the position of Chief Executive Officer and has not misrepresented his experience or qualifications for the position;

In consideration of the payments, mutual covenants and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), it is agreed by and between the parties as follows:

1. TERM OF EMPLOYMENT

The employment of the Employee commenced on August 1, 2017, and will continue for an indefinite term until terminated in accordance with this Agreement.

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2. DUTIES AND RESPONSIBILITIES

The Employee shall be employed in the position of Chief Executive Officer (“CEO”) for the Company, and subject to the direction otherwise by the Company, will also act as CEO, and Director to its affiliated entity Edesa Biotech Research, Inc. (“Edesa Research”), an Ontario corporation and CEO to its affiliated entity Edesa Biotech USA, Inc. (“Edesa USA”), a California corporation (collectively, the “Edesa Entities”). The Employee will be responsible for performing such duties as the Employer or its designee may reasonably assign, including all duties usually and customarily rendered by and required of a CEO of a publicly traded company, and including such duties as are described in any written job description that may be provided to the Employee and amended from time to time, provided that in no event may such an amendment or duties assigned to the Employee materially diminish the Employee’s level of responsibilities, title, and stature as CEO of the Employer.

The Employee shall devote his full time and attention to the business and affairs of the Company and the Edesa Entities and work those hours required to meet his duties and responsibilities hereunder.

During the term of his employment, the Employee will refrain from engaging in any activities in which the Employee’s personal interests conflict with the Employee’s duties, responsibilities, and attention to the affairs of the Company. As such, the Employee will not, directly or indirectly, engage or participate in any other business activities which conflict with the Employee’s duties, responsibilities, and attention to the affairs of the Company without the written consent of the Company.

The parties acknowledge that the Employee is actively engaged in the practice of medicine approximately twenty-five (25) hours per week (the “Other Work”) without conflict or interference with his duties, responsibilities and attention to the affairs of the Company. Notwithstanding the restrictions stated in the preceding paragraph, the Employer agrees that the Employee may continue to engage in the Other Work, provided that it continues not to conflict or interfere with the Employee’s duties, responsibilities and attention to the affairs of the Company.

3. COMPENSATION AND BENEFITS

In consideration of the services to be provided hereunder, the Employee, effective May 13, 2023 and during the term of his employment, shall be paid a gross annual base salary of $357,700 USD (“Base Salary”) payable in equal bi-weekly installments, in arrears, less applicable statutory deductions and withholdings. Salaries are reviewed annually in March on the basis of such factors as, but not limited to, merit, market performance, job grade and potential. However, any increase to the Employee's Base Salary is in the sole discretion of the Employer, as determined by the board of directors of the Company (“Board of Directors”).

The Employee shall be eligible for a target annual bonus of 40% of the Employee’s Base Salary, based on performance in the prior calendar year, subject to achieving corporate and personal targets to be determined by the Employer and the Board of Directors, taking into account input from the Employee regarding his personal targets. The Employee acknowledges that: (i) terms and conditions of the applicable bonus program may change each calendar year at the discretion of the Employer; (ii) there will be no guaranteed level of Bonus in any year.

The Employee will be eligible for equity-based awards under the Company’s Equity Incentive Compensation Plan as determined by the Board of Directors, commensurate with the Employee’s position and any business milestones which may be established by the Employer.

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The Employee shall receive an automobile allowance of $2,701.25 USD per month payable in accordance with the Employer’s practices and subject to applicable deductions.

Subject to the terms of applicable policies and plans, the Employee will be eligible to participate in the Employer's group insured benefits program, as may be in effect from time to time for its employees generally, and executive employees specifically. Benefits, coverages, policies and plans may be amended or terminated by the Employer at any time, without advance notice or other obligation, provided however that in the event of such amendment or termination, the Employer will either make available to the Employee benefits coverage substantially comparable in scope to the preceding coverage, or reimburse the Employee for the cost of obtaining private coverage substantially comparable in scope to the preceding coverage.

4. EXPENSES

The Employer shall reimburse the Employee for reasonable and documented expenses actually and necessarily incurred by the Employee in the performance of this Agreement, in accordance with the Employer’s policies and procedures.

5. VACATION

The Employer's vacation year is January 1st to December 31st.

During each full calendar year, the Employee will be entitled to six (6) weeks’ vacation, which shall accrue in accordance with the Employer’s vacation policy. Vacation is to be taken at a time acceptable to the Employer acting reasonably having regard to reasonable business requirements.

6. POLICIES AND PROCEDURES

As a term and condition of employment, the Employee agrees to comply with, and be bound by, the Employer's handbook and other employment policies and procedures. From time to time, the Employer's handbook and other policies and procedures may be changed by the Employer, in its sole discretion, without advance notice. It is the sole responsibility of the Employee to review and understand any changes to the Employer's handbook or other policies and procedures.

7. TERMINATION OF EMPLOYMENT

The Employer may terminate the employment of the Employee at any time:

(a)

for cause, in which case the employee shall receive payment of any Base Salary and vacation pay earned to the date of termination. Subject only to any minimum requirements to the contrary under the Employment Standards Act (Ontario) (“ESA”), all Base Salary, vacation pay accrual and participation in any other benefits (including group benefits and car allowance) will cease immediately upon the date of termination for cause, and no other bonus or other payments will be payable to the Employee. Furthermore, subject only to any minimum requirements to the contrary under the ESA, all non-vested equity-based awards shall be automatically extinguished. All vested equity-based awards shall be subject to the terms of the applicable Equity Incentive Compensation Plan.

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“Cause” means the existence of just cause for termination of employment at common law as determined by the law of the province of Ontario, including but not limited to fraud, theft, dishonesty, illegality, conflict of interest, gross incompetence or breach of any material obligation under this Agreement.

(b)

without cause, in which case the Employee will be entitled to the following if the Employee executes a general release of claims in a form reasonably required by the Company substantially in the form attached in Schedule “A”, within thirty days after Employee’s termination date:

(i)   a lump sum payment equal to the Employee’s then Base Salary for twelve months plus one additional month for every completed year of service since August 1, 2017 (the “Severance Period”, which shall not exceed 24 months), inclusive of, and not in addition to, the Employee’s notice and severance entitlements (if any) pursuant to the ESA;

(ii)   a lump sum payment of the annual bonus to which the Employee is entitled for the calendar year immediately preceding the date of termination, if such bonus has not already been paid;

(iii)   a lump sum payment equal to the Employee’s annual bonus entitlement, prorated over the Employee’s length of service in the calendar year in which his employment was terminated, such annual bonus entitlement to be calculated using an average of the bonus percentages paid or payable for the two calendar years immediately preceding the termination, or the most recent calendar year immediately preceding the termination if only one calendar year was completed since the effective date of this Agreement. If employment terminates during the course of the calendar year in which this Agreement became effective, then the bonus percentage will be calculated using the “at target” percentage described in section 3, above. If no bonus payment was awarded for the two previous calendar years, then no bonus shall be payable to the Employee;

(iv)   payment of the Employee’s annual bonus entitlement during the full Severance Period (prorated for a partial calendar year), such annual bonus entitlement to be paid on the same dates as for other executives but calculated using only the corporate targets applicable to comparable employees and no personal target. For the sake of clarity, if for example the bonus is weighted 60% personal target and 40% corporate target and corporate achievements justify paying out at 50% corporate target, then the bonus percentage payout for such calendar year will amount to 8% of the Employee’s Base Salary further prorated for the Severance Period;

(v)   continuation of the Employee’s benefits and car allowance and any other benefit required to be maintained pursuant to the ESA for any minimum period required by the ESA and, to the extent permissible under the terms of the applicable benefits plans, continuation of the Employee’s health and dental benefits for the balance of the Severance Period or until the Employee becomes eligible for similar benefits through new employment, whichever is earlier. For clarity, all other benefits, including cell phone allowance, disability benefits, accidental death & dismemberment, and life insurance, shall cease as of the end of the minimum statutory notice period under the ESA; and

(vi)  any and all vested equity-based awards shall be exercisable in accordance with the terms of the applicable Equity Incentive Compensation Plan, subject only to any minimum requirements to the contrary under the ESA.

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In the event that the employment of the Employee is terminated or constructively terminated by the Employer without cause upon or within a 12 month period following a Change of Control, as defined below, the Employee shall be entitled to the payments and benefits provided at paragraphs (b)(ii) to (vi) above, plus a change of control payment equal to 24 months of the value of the Base Salary as of the date of termination.

A “constructive termination” shall include a material change in the Employee’s title, responsibilities, authority or status, a material reduction of the Employee’s compensation, or any other conduct which would constitute a constructive dismissal at common law, in which case the Employee shall be immediately entitled to resign and claim the above entitlements.

A “Change of Control” shall mean a transaction or series of transactions whereby directly or indirectly:

(a)

a plan of arrangement, amalgamation, merger or consolidation in which more than 50% of the total combined voting power of the Employer’s voting securities, on a fully diluted basis, are transferred or issued to a person or persons different from those persons holding such securities immediately prior to such transaction; or

(b)

the direct or indirect acquisition by a person or related group of persons acting jointly or in concert of the beneficial ownership of voting securities of the Employer representing more than 50% of the total combined voting power of the Employer’s then outstanding securities, on a fully diluted basis; or

(c)

the exercise of the voting power of all voting or other securities of the Employer so as to cause or result in the election of a majority of the board of directors of Employer who were not recommended by either the management or the current board of directors; or

(d)	the sale, transfer or disposition of all or substantially all of the assets of the Company.

The Employee may resign from his employment at any time by providing the Employer with a minimum of 60 days advance notice, in writing. The Employee’s notice may be waived by the Employer in whole or in part at its sole discretion, subject only to providing the Employee with payment of the Base Salary and continuation of benefits until the end of the 60-day period of notice required by this Agreement. For clarity, and subject only to any minimum requirements to the contrary under the ESA: (i) all non-vested equity-based awards as of the date of termination shall be automatically extinguished and (ii) the Employee shall not be entitled to any bonus or pro rata bonus payment not already awarded on or before the date of termination. All vested equity-based awards will be subject to the terms of the applicable Equity Incentive Compensation Plan.

For clarity, to the extent the termination rights and entitlements under this section are greater than the Employee’s entitlements pursuant to the ESA, they shall be paid only on the condition the Employee executes a full and final release satisfactory to the Company within thirty (30) days of the Employee’s termination date. In the event the Employee declines to execute such release, the Employee’s maximum entitlement shall be the minimum: (i) notice or pay in lieu thereof, or some combination of the two; (ii) severance pay (if any); (iii) period for the continuation of benefits; (iv) vacation pay; and (v) other entitlements, if any, required by the ESA.

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The Employee understands and agrees that provision of such payment and benefits described above in this Section 7 are fair and reasonable and are in full and final satisfaction and settlement of all amounts owed for notice of termination or pay in lieu of notice, as well as termination and/or severance pay arising under any contract, statute, common law or otherwise.

8. EMPLOYER PROPERTY

On the date of termination, the Employee will return all Employer property and documentation the Employee has received in the course of employment with the Employer, including but not limited to: vehicle (if applicable), smartphone, documents, laptop, computer-generated information, reports, books, studies, data, credit cards, employee identification, access cards/keys and other such materials. The Employee will not be permitted to retain any copies of any documentation containing Employer information, except for personal benefit or pay statements provided during the course of employment. The Employee will confirm the return of all Employer property, including any confidential information, in the Employee’s possession, charge, control or custody by signing a Termination Checklist, a copy of which will be provided to the Employee for his records. All property shall be returned in good working condition, save for normal wear and tear.

9. CONFIDENTIALITY

The Employee acknowledges that, in the course of performing and fulfilling his duties hereunder, he may have access to and be entrusted with Confidential Information, as described further below, the disclosure of which would be highly detrimental to the interests of the Employer. The Employee acknowledges that all right, title and interest in and to the Confidential Information shall remain the exclusive property of the Employer and shall be held in trust by the Employee to the benefit of the Employer. The Employee further acknowledges and agrees that the right to maintain the confidentiality of such Confidential Information constitutes a proprietary right which the Employer is entitled to protect. Accordingly, the Employee covenants and agrees with the Employer that he will not, directly or indirectly, during or after his employment with the Employer, disclose any such Confidential Information to any person, firm or corporation, nor shall he use any Confidential Information, except as required in the normal course of his employment.

The Employee shall not copy, reproduce in any form or store in any retrieval system or database the Confidential Information without the prior written consent of the Employer. If so requested following the cessation of the employment of the Employee for any reason, the Employee shall certify by way of affidavit or statutory declaration that all Confidential Information was returned to the Employer and that the Employee no longer has access to same.

Confidential information includes, but is not limited to, financial information, reports, and forecasts; inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, market or sales information or plans, supplier lists and supplier contact information, customer lists and customer contact information; and business plans, prospects, strategies and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the Employer or its affiliates. Confidential information includes information developed by the Employee in the course of the Employee's employment with the Employer, as well as other information to which the Employee may have access in connection with the Employee's employment.

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For greater clarity, the Employee’s obligations of confidentiality shall not apply to Confidential Information that:

(a)	was lawfully in the public domain prior to its disclosure, or becomes publicly available other than through a breach of this agreement; or

(b)

is disclosed when such disclosure is compelled pursuant to a legal, judicial, or administrative proceeding, or otherwise required by law, except that the Employee shall, prior to disclosure, provide the Employer with notice of a compelled requirement to disclose to allow the Employer to seek protective or other court orders.

10.  NON-COMPETITION

The Employee shall not, without the prior written consent of the Employer, for and during the term of the Employee’s employment with the Employer and for twelve (12) months following the cessation of the Employee’s employment with the Employer (for any reason, including termination for or without cause, constructive termination, resignation or otherwise), either directly or indirectly, individually or in partnership or in conjunction with or through any individual, firm, corporation, association or other entity, whether as principal, agent, shareholder, employee, consultant or in any other capacity whatsoever, within North America, carry on, engage in, or attempt to carry on or attempt to engage in, or be financially interested in any business that competes with the Employer’s Business.

“Business” means the development, sale, or licensing of any inflammatory and immune-related products which are substantially similar to those products (a) developed, in development, sold or licensed by the Employer as at the date of the cessation of employment of the Employee or (b) that have been the subject of active negotiations (that is, having led to the execution of a confidentiality agreement) in the twelve (12) months immediately preceding the cessation of the employment of the Employee or the purposes of licensing or acquisition by the Employer.

Notwithstanding anything to the contrary contained herein, the Employee may, without being deemed to compete, hold an equity share investment in a public company whose shares are listed on a stock exchange or in an over-the-counter market where that share investment does not in the aggregate exceed 10% of the issued equity shares of the company.

11.  NON-SOLICITATION

The Employee shall not, for twenty four (24) months following the cessation of the Employee’s employment (for any reason, including termination for or without cause, constructive termination, resignation or otherwise), either directly or indirectly, individually or in partnership or in conjunction with or through any individual, firm, corporation, association or other entity, whether as principal, agent, shareholder, employee, consultant or in any other capacity whatsoever:

(a) canvass or solicit any Customer for any purpose which is competitive with the Business;

(b) canvass or solicit any Prospective Customer for any purpose which is competitive with the Business;

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(c) encourage or influence any Customer to cease doing business with the Company; or

(d) solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company any individual who is employed or engaged by the Company and who worked with the Employee (regardless of the reporting relationship) during the twenty four (24) month period prior to the cessation of the Employee’s employment, whether or not such individual would commit any breach of his/her contract or terms of employment or engagement by leaving the employ or the engagement of the Company, provided that the Employee will not be restricted from making any general solicitation for employment that is not specifically directed at such employees and that the Employee will not be restricted from hiring any such employee who responds to any such general solicitation.

“Business” has the meaning set out above at Section 10.

“Customer” means any entity who purchased from the Company any product or service supplied, sold, licensed or distributed by the Company; provided that a Customer shall only include any entity who the Employee knew or ought to have known was a Customer during the twenty-four (24) months preceding the date of the cessation of the Employee’s employment.

“Prospective Customer” means (i) any entity solicited by the Employee on behalf of the Company in furtherance of the Business; and (ii) any entity solicited by the Company with the Employee’s knowledge in furtherance of the Business; provided that Prospective Customers shall only include any entity who was a Prospective Customer during the twenty-four (24) months preceding the date of the cessation of the Employee’s employment.

12. EQUITABLE REMEDIES

The Employee acknowledges and agrees that a breach by the Employee of Sections 9 to 11 would cause substantial and irreparable harm to the Employer which could not be adequately compensated for by damages, and, in the event of such a breach (or the reasonable apprehension of such a breach) by the Employee of such provisions, the Employee hereby consents to a preliminary and permanent injunction being issued against him restraining him from any breach or further breach of the said provisions and of an order to account for all profits and benefits arising out of any such breach, but the provisions of this Section 12 shall be in addition to and not in substitution for any other remedy which the Employer may have in respect of such a breach. The prevailing party, if any, as determined by the court, shall be awarded all fees and costs, including without limitation reasonable legal fees.

13. INTELLECTUAL PROPERTY

All results of services performed by the Employee hereunder, including without limitation all inventions, ideas, copyrights, trade secrets or otherwise, shall be owned by and be the sole and exclusive property of the Employer. The Employee hereby transfers and assigns all right, title and interest of every nature and kind whatsoever therein to the Company and agrees to execute and deliver such further documents and instruments as may be necessary to fully and effectually give effect thereto. The Employee hereby irrevocably waives all moral rights in such work.

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14. RESIGNATION UPON TERMINATION

The Employee hereby agrees that, upon the cessation of the Employee’s employment (for any reason, including termination for or without cause, constructive termination, resignation or otherwise), the Employee shall be deemed, upon the request of the Company, to have immediately resigned any position the Employee may have as an officer and/or director of the Company together with any other office, position or directorship which the Employee may hold with any of the Company's subsidiaries, affiliates or divisions or related entities in connection with or arising from the performance of the Employee's duties of employment under this Agreement. In such event, the Employee shall, at the request of the Company, execute any and all documents appropriate to evidence such resignations. The parties agree that the execution of such documents shall not adversely impact the Employee’s right to seek a remedy to any dispute relating to his employment with the Employer or the termination thereof.

15. ASSIGNMENT

This Agreement and any rights or obligations under this Agreement shall not be assignable or transferable by the Employee. The Employer may assign its rights, entitlements and obligations under this Agreement at any time, without the Employee's consent and without advance notice.

16. SEVERABILITY, AMENDMENTS AND WAIVERS

Each section (or part thereof) of this Agreement shall be and remain separate from and independent of and severable from all and any other section (or part thereof) herein except where otherwise indicated by the context of this Agreement. The decision or declaration that one or more of the sections (or part thereof) are null and void shall have no effect on the remaining sections (or part thereof) of this Agreement.

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Employee (including any authorized officer or committee of the board of directors) and is in writing signed by the Employee and by a duly authorized officer of the Employee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

17. NOTICE

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally, via email or sent by pre-paid registered mail as follows:

a) To the Employee: Last address on file with the Employer

b) To the Employer: 100 Spy Court, Markham, Ontario, L3R 5H6

And if sent by registered mail, shall be deemed to have been received on the 4th business day of uninterrupted postal service following the date of mailing. Either party may change its address for notice at any time, by giving notice to the other party pursuant to the provisions of this Agreement.

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18. INTERPRETATION OF AGREEMENT

The interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require and shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

19. ENTIRE AGREEMENT

This Agreement, together with the Appendices hereto, amends and restates in its entirely the Old Employment Agreement, and collectively constitutes the entire agreement between the parties with respect to the subject matter herein. The Employee has not relied on any representations, inducements or statements, oral or written, which are not contained in this Agreement. However, nothing herein shall serve to release the Company from its obligation to pay any accrued wages or bonus to the Employee as of the date of this Agreement.

20. OPPORTUNITY TO CONSULT LEGAL ADVICE

The Employee states that he has read this Agreement in its entirety, been given an opportunity to consider the Agreement and seek legal counsel and advice, and that he enters into this Agreement voluntarily and intending to be legally bound.

21. EMPLOYMENT STANDARDS

In the event that a minimum standard in the ESA is more favourable to the Employee in any respect than a term or provision provided herein, the provision of the ESA will apply in respect of that term or provision. For clarity, under no circumstance will the Employee receive less than his minimum entitlements under the ESA.

22. LANGUAGE OF AGREEMENT

The parties hereto confirm that it is their express wish that this Agreement, as well as related documents and notices, be drawn up in English. Les parties a la presente convention conferment leur volonte expresse que cette convention, de meme que toute documentation ou avis afferent, soit redigee en anglais.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed effective date first noted above.

August 4, 2023
/s/ Pardeep Nijhawan
Pardeep Nijhawan	Date

EDESA BIOTECH INC.

August 4, 2023
By:	/s/ Michael J. Brooks
	Authorized Signatory	Date

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SCHEDULE “A”

RELEASE AGREEMENT

(Attached)

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FORM OF

FULL AND FINAL RELEASE (“RELEASE”)

I, [Name], on behalf of myself and my heirs, executors, assigns, administrators and legal representatives, in consideration of the payments and other benefits provided for in the attached employment agreement, dated August 4, 2023 (the “Employment Agreement”), and other good and valuable consideration, the sufficiency and adequacy of which I hereby acknowledge, release and forever discharge Edesa Biotech, Inc. (hereinafter the “Company” which term includes any related, subsidiary, parent or affiliated companies, and any and all of its and their respective officers, directors, agents and employees and any of its or their respective heirs, executors, administrators, legal representatives, successors and assigns) from all claims, debts, demands, actions, causes of action, damages, costs, expenses and liabilities of any kind or nature whatsoever, existing up to the present time or which may arise in the future, in any way related to or arising out of my hiring by the Company, my employment with the Company and the cessation of that employment (the “Claim”) including, without limitation, any Claim for wages, holiday pay, vacation pay, overtime pay, bonus payments, commissions, right to reinstatement, pension benefits, short-term disability benefits, long term disability benefits, other benefit entitlements, notice of termination or payment in lieu of notice, severance pay, or any other employment benefit whatsoever whether arising pursuant to contract, common law, statute including, without limitation, the Employment Standards Act, 2000, the Ontario Human Rights Code, the Occupational Health and Safety Act, the Pension Benefits Act, the Pay Equity Act and related legislation.

1.

I hereby acknowledge that the parties to this Release have discussed or otherwise canvassed any and all human rights or harassment complaints, concerns, or issues, whether or not arising directly out of or in respect to my employment with the Company and the cessation of that employment and that it has been agreed that the said consideration constitutes a full and final settlement of any existing, planned, or possible claims or complaint(s) I may have against the Company under the Ontario Human Rights Code or the Occupational Health and Safety Act.

1.

I also acknowledge that the said consideration represents payment in full of any and all amounts including, without limitation, wages, overtime pay, vacation pay, severance and pay in lieu of notice, to which I am or may be entitled pursuant to the Employment Standards Act, 2000.

2.

I agree that should I commence or continue any Claim against the Company or any provider of benefit plans made available to me by or through the Company, in any way connected to my employment or the cessation of my employment, this Release may be raised as a complete bar to such proceedings, and the Company and all of those entitled to the benefit of this Release shall be entitled to raise this Release in support of an order dismissing such proceedings without costs.

3.

I agree to save harmless and indemnify the Company from and against all claims, charges, taxes or penalties and demands which may be made by governmental authorities against the Company in respect of income tax payable by me in relation to my employment income from the Company and aforesaid consideration.

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4.

I agree to save harmless and indemnify the Company from and against all claims, charges, taxes, penalties or demands which may be made related to the Employment Insurance Act or the Canada Pension Plan, or the Canada Emergency Response Benefit, the Canada Recovery Benefit, the Canada Recovery Caregiver Benefit, or the Canada Recovery Sickness Benefit with respect to any amounts which may, in the future, be found to be payable by me in relation to my employment income from the Company and aforesaid consideration.

5.

I agree not to make any claim, complaint or take any proceeding, including third party proceedings or cross-claims, against any person or corporation with respect to any matters, including Claims released herein, that have arisen between myself and the Company up to the present time, on which any claim could arise against the Company for contribution or indemnity or other relief.

6.

I agree not to make any offensive public remarks, whether orally, in writing or via electronic means (i.e., internet based medium) concerning the Company, its employees, directors, officers or customers.

7.	I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I am releasing in this Release.

8.	I understand that the Company does not, by payment and performance as noted above or otherwise, admit that I have any valid Claims against the Company.

9.	The terms of this Release are intended to be contractual and not a mere recital.

10.	This Release and the terms referenced herein shall be governed by and construed in accordance with the laws in force in the Province of Ontario and the federal laws of Canada applicable therein.

11.

I confirm that, in signing this Release, I have not relied on any written or oral representations made by or on behalf of the Company other than what might be contained in the Employment Agreement, and that this Release contains all terms and conditions with respect to my release of liability of the Company without exception or limitation.

12.

The terms or existence of this settlement and this Release are confidential and I agree not to disclose any such terms to any person save and except as may be required by law or to my immediate family and professional advisors, all of whom shall be advised on the confidential nature of the terms and be required to maintain confidentiality over the terms.

13.	I understand that if I violate paragraph 7 or paragraph 13 of this Release I may be liable to repay some or all of the settlement amount provided for in the Employment Agreement.

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14.	I acknowledge that:

(a)	I have had an adequate opportunity to read and consider this Release and to obtain legal and other advice prior to executing it;

(b)	I understand the Release and the consequences of signing same; and

(c)	I am signing the Release voluntarily, without coercion and without reliance on any representation, expressed or implied, by the Company.

IN WITNESS WHEREOF, I, [Name], do execute this Release at the City of

                                                              [name of city] on the                 [day] day of

                                                    [month], 2023.

SIGNED	)
In the presence of	)
)
)
)
Witness	)	[Name]
Print Name Below	)

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